Amended Article V of the Amended and Restated
Bylaws of Reading International, Inc.
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ARTICLE V
CAPITAL STOCK

Section 1     ~~Certficates~~Certficated and Uncertificated Shares of Stock

~~Every~~ Shares of stock in the Corporation shall be represented by certificates, or shall be uncertificated, as determined by the Board of Directors in its discretion.  As to any shares represented by certificates, every stockholder shall be entitled to have a certificate signed by the Chairman or Vice Chairman of the Board of Directors, the President or a Vice-President and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such person in the Corporation.  If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of the various classes of stock or series thereof and the qualifications, limitations or restrictions of such rights, shall be set forth in full or summarized on the face or back of ~~the~~any certificate which the Corporation shall issue to represent such stock; provided, however, that except as otherwise provided in NRS 78.242, in lieu of the foregoing requirements, there may be set forth on the face or back of ~~the~~any certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests, the designations, preferences and relative, participating, optional or other special rights of the various classes or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

If a certificate representing stock is signed (1) by a transfer agent other than the Corporation or its employees or (2) by a registrar other than the Corporation or its employees, the signatures of the officers of the certificate may be issued with the same effect as though the person had not ceased to be such officer. The seal of the Corporation, or a facsimile thereof, may, but need not be, affixed to any certificates ~~of~~representing stock.

Section 2     Surrendered; lost or Destroyed Certificates

The Board of Directors or any transfer agent of the Corporation may direct a new certificate or certificates to be issued, or, if such stock is no longer certificated, a registration of such stock, in place of any certificate or ~~certificated~~certificates theretofore issued by the Corporation alleged to have been lost or destroyed upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed.  When authorizing such issue of a new certificate or certificates, or new registration of uncertificated stock, the Board of Directors (or any transfer agent of the Corporation authorized to do so by a resolution of the Board of Directors) may, in its discretion and as a condition precedent to the issuance or registration thereof, require the owner, of such lost or destroyed certificate or certificates, or the owner’s legal representative, to advertise the same in such manner as it shall require and/or give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

Section 3     Regulations

The Board of Directors shall have the power and authority to make all such rules and regulations and procedures as it may deem expedient concerning the issue, transfer~~, registration,~~ and cancellation of stock of the Corporation and replacement of any stock certificates ~~stock of the Corporation~~representing stock and registration and re-registration of any uncertificated stock.

Section 4     Record Date

The Board of Directors may fix in advance a date not ~~exceeding~~ more than sixty days nor less than ten days preceding the date of any meeting of stockholders, or the date for the payment of any distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining the consent of stockholders for any purpose, as a record date for the determination of the stockholders entitled to notice of and to vote at any such meeting, and any adjournment thereof, or entitled to receive payment of any such distribution, or to give such consent, and in such case, such stockholders, and only such stockholders as shall be stockholders of record on the date so fixed, shall be entitled to notice of and to vote at such meeting, or any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

Section 5     Registered Owner

The Corporation shall be entitled to recognize the person registered on its books as the owner of the shares to be the exclusive owner for all purposes, including voting and distribution, and the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Nevada.